UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Hormel Foods Corporation
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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 26, 2010, at  8:00 p.m. Central Standard Time.  The items of business are:

1.                                      Elect a board of 12 directors for the ensuing year;

2.                                      Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 31, 2010;

3.                                      Consider a stockholder proposal regarding animal welfare standards, if presented at the meeting; and

4.                                      Such other matters as may properly come before the meeting.

The Board of Directors has fixed November 27, 2009, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Corporate Secretary

December 16, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on January 26, 2010

The Proxy Statement and Annual Report to Stockholders
are available at www.ematerials.com/hrl

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ii

PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 26, 2010.  This proxy statement and form of proxy are first being mailed to stockholders on or about December 16, 2009.

GENERAL INFORMATION

Voting Securities -   The Company had 133,628,663 shares of common stock outstanding as of November 27, 2009.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.  Only stockholders of record at the close of business as of November 27, 2009 are entitled to vote at the meeting.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the Internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

“FOR:”

•                  Election to the Board of the 12 director nominees named in this proxy statement; and

•                  Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the next fiscal year;

and “AGAINST:”

•                  The stockholder proposal regarding animal welfare standards, if presented at the meeting.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting and which the Company did not know of prior to October 29, 2009.

Revoking Your Proxy -   You may revoke your proxy at any time before it is exercised by contacting the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting.  If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.” “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by abstentions are counted in the same manner as shares submitted with a “withheld” or “no” vote in tabulating the votes cast.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  Under current New York Stock Exchange (“NYSE”) rules, uninstructed brokers would have discretionary voting power for ratification of Ernst & Young LLP as independent registered public accounting firm (Item #2).  Uninstructed brokers would not have discretionary voting power for the election of directors (Item #1) and for approval of the stockholder proposal (Item #3).

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 26, 2010:

•                  Stockholders of record at the close of business on November 27, 2009, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on November 27, 2009;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on November 27, 2009, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the Internet after January 27, 2010.  To view this video, follow these instructions:

1.                                       Log on to the Hormel Foods Web site homepage at www.hormelfoods.com through your Internet connection;

2.                                       Place your mouse cursor over the word “Investors,” click on “Multimedia” from the drop-down menu that appears, and then click on “2010 Annual Meeting”; and

3.                                       Choose a format to view the broadcast.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak, and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a plurality of the votes cast.  The 12 candidates receiving the highest number of votes will be elected.

NOMINEES FOR DIRECTORS

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

TERRELL K. CREWS	54	Retired from Monsanto Company, an agricultural company, November 2009; Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company, from September 2007 to November 2009; Executive Vice President and Chief Financial Officer from 2000 to 2007. Member of the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.	2007

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

JEFFREY M. ETTINGER	51	Chairman, President and Chief Executive Officer since November 2006; President and Chief Executive Officer from January 1 to November 2006; President and Chief Operating Officer from 2004 to 2006. Member of the Board of Directors of Grocery Manufacturers of America, Washington, D.C., American Meat Institute, Washington, D.C., Minnesota Business Partnership, Minneapolis, Minnesota, Austin Medical Center Foundation, Austin, Minnesota, and The Hormel Foundation, Austin, Minnesota.	2004

JODY H. FERAGEN	53	Senior Vice President and Chief Financial Officer since January 2007; Vice President of Finance and Treasurer from 2005 to 2007; Vice President and Treasurer from 2001 to 2005.	2007

SUSAN I. MARVIN	54	President, Marvin Windows and Doors since October 1995. Member of the Board of Directors of The Marvin Companies, Warroad, Minnesota, and St. Thomas College of Business Advisory Board of Governors, St. Paul, Minnesota.	2002

JOHN L. MORRISON	64	Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989; Chairman, Callanish Capital Partners, a private hedge fund, since 2001; Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group from 1987 to 1989; President of Pillsbury’s International Group from 1981 to 1987; member of the President’s Foreign Intelligence Advisory Board, Washington, D.C., from 2006 to 2009. Member of the Board of Directors of Andersen Corporation, St. Paul, Minnesota.	2003

ELSA A. MURANO, Ph.D.	50	Professor of Nutrition & Food Science and President Emerita of Texas A&M University, since June 2009; President of Texas A&M University from December 2007 to June 2009; Texas A&M University Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to December 2007; Professor, Department of Animal Science, Texas A&M University, since 2001; Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004.	2006

ROBERT C. NAKASONE	61

Chief Executive Officer, NAK Enterprises, LLC, an investment and consulting company, since 2000; Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999; President and Chief Operating Officer from 1994 to 1997; Vice Chairman from 1989 to 1993; and President U.S. Toy Stores from 1985 to 1988; prior to 1985, served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  Member of the Board of Directors of Staples, Inc., Framingham, Massachusetts.  Member of the Board of Trustees of Claremont McKenna College, Claremont, California, and Cottage Health System, Santa Barbara, California.

			2006

SUSAN K. NESTEGARD	49	Executive Vice President, Global Healthcare Sector, Ecolab Inc., since April 2008; Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from December 2004 to March 2008.	2009

RONALD D. PEARSON	69	Chairman Emeritus of Hy-Vee, Inc., a retail grocery company, since 2006; Chairman of the Board, President and Chief Executive Officer of Hy-Vee, Inc. from 1989 to 2006. Member of the Board of Directors of Hy-Vee, Inc., West Des Moines, Iowa, Hy-Vee Weitz Construction, L.C., West Des	2007

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

		Moines, Iowa, and Food Marketing Institute, Washington, D.C.

DAKOTA A. PIPPINS	61	President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003; Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003; Director of Management Institute at New York University from 1990 to 1995, and Adjunct Associate Professor at New York University since 1990.	2001

HUGH C. SMITH, M.D.	70	Professor of Medicine, Mayo Clinic College of Medicine, and Consultant in the Cardiovascular Division at Mayo Clinic, since 1972; Chief Executive Officer, Mayo Clinic-Rochester from 1999 to 2006; Vice President, Mayo Foundation from 2002 to 2005; Member of the Board of Trustees, Mayo Clinic from 1999 to 2005; Chair, Rochester Board of Governors, Mayo Clinic from 1999 to 2005. Member of the Board of Directors of Dartmouth Hitchcock Medical Center, Lebanon, New Hampshire, Blue Cross Blue Shield Minnesota, Eagan, Minnesota, and HMN Financial, Inc., Rochester, Minnesota.	2006

JOHN G. TURNER	70	Chairman, Hillcrest Capital Partners, a private equity investor, since 2002; Vice Chairman of ING Americas from 2000 to 2002; Chairman and Chief Executive Officer of ReliaStar Financial Corp., a financial services company, from 1993 to 2000. Member of the Board of Directors of Conseco, Inc., Carmel, Indiana.	2000

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire or change their principal employment, (2) reach retirement age of 72, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation.  It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All non-management directors will meet in executive session at least quarterly (the Board’s practice is to meet in executive session after each regularly scheduled meeting);

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines also establish a “Lead Director” position, to be held by an independent director elected by the Board of Directors.  Luella G. Goldberg was the Lead Director from November 24, 2008 through the end of the Board meeting held November 23, 2009, when she retired from the Board.  John G. Turner was elected the Lead Director effective at the end of the Board meeting held November 23, 2009.  The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the non-management directors;

•                                          Serve as a liaison among the non-management directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the non-management directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the non-management directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.  Officers need to hold shares of Company stock equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position, divided by the five-year average Company stock price.  Directors need to hold shares of Company stock equal to their five-year average annual retainer times a multiple of 4, divided by the five-year average Company stock price.  The five-year average Company stock price is based on fiscal year end prices.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.  Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Stock options and restricted shares are not counted toward the guidelines.

All officers and directors have a phase-in period to comply with the guidelines, with the initial compliance date being December 31, 2010.  Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Terrell K. Crews	Susan K. Nestegard
Susan I. Marvin	Ronald D. Pearson
John L. Morrison	Dakota A. Pippins
Elsa A. Murano	Hugh C. Smith
Robert C. Nakasone	John G. Turner

The Board of Directors also has determined that each of the Company’s Audit, Compensation, Governance and Contingency Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Ms. Nestegard, Executive Vice President, Global Healthcare Sector of Ecolab Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Ecolab Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Ms. Nestegard’s independence.  In making the independence determination for Mr. Pearson, Chairman Emeritus of Hy-Vee, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Hy-Vee, Inc., a customer of the Company.  The Board determined that this relationship was not material and did not impair Mr. Pearson’s independence.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Board held six regularly scheduled meetings, and one special meeting, during fiscal 2009.  Each director attended at least 89% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.  The Lead Director presides at executive sessions of the nonmanagement directors.

The Board of Directors has established the following Board committees: Audit, Compensation, Governance, and Contingency.   The table below shows membership through November 23, 2009 for each committee and meeting information for fiscal 2009.

Name	Audit Committee(1)	Compensation Committee	Governance Committee	Contingency Committee
Terrell K. Crews	X	X		X
Luella G. Goldberg			X	X*
Susan I. Marvin		X	X	X
John L. Morrison	X*	X		X
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Ronald D. Pearson	X			X
Dakota A. Pippins		X	X*	X
Hugh C. Smith			X	X
John G. Turner	X	X*		X
Total Meetings in Fiscal 2009	11	9	10	0

*  Committee Chair

(1)	Susan K. Nestegard joined the Audit Committee effective October 3, 2009, with the Audit Committee having no further meetings in fiscal 2009 after that date.

The following table shows membership for each of the committees effective at the end of the Board of Directors meeting held November 23, 2009.

Name	Audit Committee	Compensation Committee	Governance Committee	Contingency Committee
Terrell K. Crews	X*	X		X
Susan I. Marvin		X	X	X
John L. Morrison	X	X*		X
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Susan K. Nestegard	X			X
Ronald D. Pearson	X			X
Dakota A. Pippins			X*	X
Hugh C. Smith		X	X	X
John G. Turner		X	X	X*

*  Committee Chair

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that John L. Morrison and Terrell K. Crews each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair their independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board regarding the Lead Director position;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

The Governance Committee recommends new director nominees to the Board.  The Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates, the Committee will consider a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director; and

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities.

Identifying and Evaluating Nominees for Director -   The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers nominations of director candidates made by current directors, an independent search firm, senior management, and the Company’s stockholders.  In 2009, the independent search firm SpencerStuart was paid a fee to assist the Committee in identifying and evaluating potential director nominees. The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Corporate Secretary, Brian D. Johnson, at 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.               Name of the candidate and a brief biographical sketch and resume;

2.               Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

3.               A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth above and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in interviews, which are used to further evaluate candidates.

On the basis of information learned during this process, the Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects new Board nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders and the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.  No candidate meeting the criteria for director nomination was submitted by a stockholder for the 2010 Annual Meeting of Stockholders.

Contingency Committee -   The Contingency Committee considers any matters referred to it by the Board.   Such matters would require the deliberation and decision of disinterested and independent directors.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year all the directors of the Company except Dr. Murano attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Corporate Secretary, Brian D. Johnson, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so addressed.

COMPENSATION OF DIRECTORS

The Company provides the following elements of compensation to nonemployee directors:

•                  Annual retainer of $40,000, paid half on February 1 and half on August 1;

•                  Additional retainer of $25,000 per year for Lead Director, paid half on February 1 and half on August 1;

•                  Additional retainer of $8,000 per year for chair of the Audit Committee, paid half on February 1 and half on August 1;

•                  Additional retainer of $5,000 per year for chair of the Compensation and Governance Committees, paid half on February 1 and half on August 1;

•                  Meeting fee of $1,500 for attendance at each regular Board meeting, with $4,500 for attendance at three-day annual strategic planning retreat and Board meeting;

•                  Meeting fee of $500 for attendance by telephone at a special Board meeting;

•                  Meeting fee of $1,000 for attendance in person at each committee meeting;

•                  Meeting fee of $500 for attendance by telephone at each committee meeting;

•                  An award of 2,500 restricted shares of stock on February 1; and

•                  A grant of 4,000 stock options on February 1, with an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price at the end of that day ($30.39 on February 2, 2009).  These payments and awards are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

On October 4, 2009, the Compensation Committee approved a grant to the newly nominated director, Susan K. Nestegard, of a prorated award of restricted shares of stock and stock options, pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  This grant consisted of 818 restricted shares of stock and 1,308 stock options.  These stock options have an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price of the stock on October 2, 2009 ($35.46), the last business day prior to the grant.

The award of restricted shares and grant of stock options on February 2, 2009 were made pursuant to the terms of the stockholder-approved 2000 Stock Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement and a Stock Option Agreement consistent with the 2000 Stock Incentive Plan or 2009 Long-Term Incentive Plan, as applicable.  The restricted shares are subject to a five-year restricted period.  However, the restricted shares vest immediately upon death, disability, or retirement from the Board, subject to a minimum one-year restricted period.  Directors receive declared dividends on the restricted shares prior to vesting.  The options have a ten-year term and are exercisable six months after the date of grant.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive $100 for each Board meeting they attend.  This meeting fee has remained unchanged since 1934.  Compensation of employee directors is included in the Summary Compensation Table on page 22.

The Compensation Committee makes recommendations to the Board of Directors regarding compensation to be paid to the Company’s directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide nonemployee director compensation advice each year.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page 20 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to approve the change.

The fiscal 2009 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (5)	Option Awards ($)(3) (5)	All Other Compensation ($)(4)	Total ($)
Terrell K. Crews	66,500	75,975	27,040	270	169,785
Luella G. Goldberg	78,834	75,975	27,040	25,107	206,956
Susan I. Marvin	67,500	75,975	27,040	8,782	179,297
John L. Morrison	75,000	75,975	27,040	6,327	184,342
Elsa A. Murano	58,000	75,975	27,040	-	161,015
Robert C. Nakasone	64,500	75,975	27,040	11,978	179,493
Susan K. Nestegard	17,577	29,006	1,100	-	47,683
Ronald D. Pearson	55,000	75,975	27,040	-	158,015
Dakota A. Pippins	72,500	75,975	27,040	3,082	178,597
Gary J. Ray	50,500	75,975	27,040	-	153,515
Hugh C. Smith	60,500	75,975	27,040	2,518	166,033
John G. Turner	71,500	75,975	27,040	2,089	176,603

(1)

Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(2)

Consists of the compensation cost recognized in fiscal 2009 for restricted stock granted in fiscal 2009 and prior fiscal years, calculated in accordance with Accounting Standards Codification 718 (Compensation — Stock Compensation), successor to Statement of Financial Accounting Standards 123R (“ASC 718”), on the same basis used for financial reporting purposes.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies — Employee Stock Options,” and Note I, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2009.  The grant date fair value of restricted stock granted to each nonemployee director, other than Ms. Nestegard, in fiscal 2009 is $75,975, which consists of 2,500 shares of restricted stock granted to each such nonemployee director on February 2, 2009.  The grant date fair value of restricted stock granted to Ms. Nestegard in fiscal 2009 is $29,006, which consists of 818 shares of restricted stock granted to her on October 4, 2009.  The grant date fair value is based on the NYSE closing price of our common stock on the grant date.

(3)

Consists of the compensation cost recognized in fiscal 2009 for stock option awards granted in fiscal 2009 and prior fiscal years, calculated in accordance with ASC 718 on the same basis used for financial reporting purposes.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies — Employee Stock Options,”  and Note I, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2009.  The grant date fair value of options granted to each nonemployee director, other than Ms. Nestegard, in fiscal 2009 is $27,040, which consists of 4,000 stock options granted to each such nonemployee director on February 2, 2009.   This grant date fair value is based on the Black-Scholes model valuation of $6.76 per share. The following assumptions were used in the calculation: options will be held for 8 years; dividend yield of 2.50% annually; a risk-free interest rate of 3.39%; and expected price volatility of 22%.  This value has not been reduced to reflect that these options are subject to forfeiture.  The grant date fair value of options granted to Ms. Nestegard in fiscal 2009 is $9,535, which consists of 1,308 stock options granted to her on October 4, 2009.  This grant date fair value is based on the Black-Scholes model valuation of $7.29 per share. The following assumptions were used in the calculation: options will be held for 8 years; dividend yield of 2.50% annually; a risk-free interest rate of 2.82%; and expected price volatility of 22%. This value has not been reduced to reflect that these options are subject to forfeiture.

(4)

Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mrs. Goldberg - $10,000; and Mr. Nakasone - $10,000.  This matching gift program is available to all full-time employees, retired employees, directors and retired directors of the Company.

(5)	As of October 25, 2009, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock:

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Terrell K. Crews	9,385	5,866
Luella G. Goldberg	40,000	11,500
Susan I. Marvin	28,000	11,500
John L. Morrison	24,667	11,500
Elsa A. Murano	13,700	8,560
Robert C. Nakasone	13,700	8,560
Susan K. Nestegard	1,308	818
Ronald D. Pearson	9,385	5,866
Dakota A. Pippins	36,000	11,500
Gary J. Ray	704,100	2,500
Hugh C. Smith	13,700	8,560
John G. Turner	28,000	11,500

AUDIT COMMITTEE REPORT AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2009 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114, which supersedes Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2009 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 25, 2009, for filing with the SEC.

THE AUDIT COMMITTEE

John L. Morrison, Chair	Susan K. Nestegard
Terrell K. Crews	Ronald D. Pearson
Elsa A. Murano	John G. Turner

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 25, 2009 and October 26, 2008 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2009	Fiscal 2008
Audit fees	$1,615,400	$1,563,900
Audit-related fees	$171,200	$202,200
Tax fees	$32,000	$0
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements for fiscal years 2009 and 2008.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services include benefit plan audits, due diligence related to acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees -   Tax fees are for services related to tax compliance, tax advice and tax planning.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2009 and 2008.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 31, 2010.  Ernst & Young has served as the Company’s public auditors since 1931.

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of November 27, 2009, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 301 N. Main Street Austin, Minnesota 55912-3498	63,767,042(1)	47.72%

(1)

The Hormel Foundation (“Foundation”) holds 6,544,806 of such shares as individual owner and 57,222,236 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights.  Members of the Board of Directors of the Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Vice Chairman, Joel W. Johnson, retired Chairman of the Board of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Jerry A. Anfinson, Certified Public Accountant, Austin; Major Marlys K. Anderson, Officer in Charge, The Salvation Army of Austin; Mark T. Bjorlie, Executive Director, Young Men’s Christian Association, Austin; Dr. Zigang Dong, Director, The Hormel Institute, Austin, representing the University of Minnesota; Jeffrey M. Ettinger, Chairman of the Board, President and Chief Executive Officer of Hormel Foods; Kermit F. Hoversten, Attorney, Austin; Dr. Timothy J. Johnson, former Chief Executive Officer of Austin Medical Center - Mayo Health System, Austin; David M. Krenz, Superintendent of Austin Public Schools; Mandi D. Lighthizer-Schmidt, Director, United Way of Mower County, Inc.; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; John E. O’Rourke, representing the City of Austin; Gary J. Ray, retired President Protein Business Units of Hormel Foods; Bonnie B. Rietz, former Mayor of the City of Austin; Michael C. Ruzek, representing the Austin Area Foundation; Mahlon C. Schneider, retired Senior Vice

President and General Counsel of Hormel Foods; and Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 22,and all directors and executive officers of the Company as a group as of November 27, 2009, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Steven G. Binder(3)(4)	40,354	227,500	*
Terrell K. Crews	7,866	9,385	*
Jeffrey M. Ettinger(3)(4)(5)	108,194	757,500	*
Jody H. Feragen(4)	28,862	137,500	*
Ronald W. Fielding(4)	25,091	317,000	*
Susan I. Marvin	15,556	28,000	*
John L. Morrison(3)	20,062	24,667	*
Elsa A. Murano	8,560	13,700	*
Robert C. Nakasone	8,560	13,700	*
Susan K. Nestegard	818	-	*
Ronald D. Pearson	10,866	9,385	*
Dakota A. Pippins	13,898	36,000	*
Hugh C. Smith	8,560	13,700	*
Robert A. Tegt	32,629	64,500	*
John G. Turner	26,018	28,000	*
All Directors and Executive Officers as a Group (41 persons)(4)	750,575	3,581,162	3.16

* Less than one percent.

(1)

Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares, and the shares are not subject to any pledge.  Holdings are rounded to the nearest full share.

(2)	Consists of shares subject to options exercisable on or within 60 days of November 27, 2009.

(3)	Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households: Mr. Binder — 38,977; Mr. Ettinger — 465; and Mr. Morrison — 3,500.

(4)

Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A — 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(5)

Does not include any shares owned by The Hormel Foundation.  Mr. Ettinger is a member of the Board of Directors of the Foundation.  Mr. Ettinger disclaims beneficial ownership of all shares owned by the Foundation.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2009.

THE COMPENSATION COMMITTEE

John G. Turner, Chair	John L. Morrison
Terrell K. Crews	Robert C. Nakasone
Susan I. Marvin	Dakota A. Pippins

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide compensation advice independent of Company executives.  The Committee and their consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to reward performance.

Total compensation for executive officers is leveraged toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both downside risk and upside opportunity for reward based on Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the various plans as well as the performance/payout time horizon.  As indicated in the table below, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.  The Committee believes that this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table, that has delivered strong, consistent financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Total Target Pay for NEOs
Base Salary, Benefits & Perquisites	Individual performance	Base Salary: current Benefits: long-term	Low	10 – 25%
Operators’ Shares	Company EPS; Company and business unit EVA	Annual	Low/Moderate	25 – 45%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	10 – 20%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 50%

Executive Compensation Programs

Executive officer compensation consists of five parts:

•                  Base Salary;

•                  Operators’ Share Incentive Compensation Plan;

•                  Long-Term Incentives;

•                  Stock Incentives; and

•                  Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s responsibilities, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.  The Operators’ Share Plan currently includes approximately 114 employees.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind the Operators’ Share Plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

In addition to generating consistent earnings, the Compensation Committee also wants to ensure that senior management is focused on:

•                  Sound capital management decisions;

•                  Business unit specific results; and

•                  Achieving planned financial results.

The Company thus includes Economic Value Added (“EVA”) performance as a component of the EPS-based Operators’ Shares calculation.  EVA is a measure that recognizes the productive use of capital assets and therefore rewards wise, responsible decision-making regarding capital investments.  Capital investments include items such as accounts receivable, inventory, new plants and equipment, and acquisitions.

The EVA component for the Operators’ Share Plan can be either Company or business unit based, or both, depending upon the responsibility of the participant.  The Compensation Committee establishes EVA goals (i.e., thresholds, targets, and maximums) for the Company and each business unit at the beginning of the fiscal year, based on the Company’s approved fiscal year financial plan.   The components of the financial plan that determine EVA are used in establishing the EVA target.

To determine EVA results, operating income per the Company’s audited financial statements is first adjusted in a manner determined by the Compensation Committee for items which include:

•                  Minority interest and/or equity in earnings adjustments to convert these items from a financial basis to an EVA basis;

•                  Interest or other income that is included for EVA;

•                  Inventory valuation adjustments that are excluded from EVA;

•                  A charge on the capital employed in various business units; and

•                  A charge for taxes.

The resulting EVA is then further adjusted in a manner determined by the Committee for specific excluded items, including non-recurring transactions, to calculate final EVA.  Examples of such items are the first year impact of acquisitions, investment gains and losses on the “rabbi trust” (described under “Nonqualified Deferred Compensation Plan” on page 19), and the impact of accounting changes.

Final EVA is then compared to the EVA goals set at the beginning of the year to determine the EVA multiplier.  The EVA multiplier is applied to a portion of the Operators’ Shares.  The EVA multiplier can be as low as 0, and has a cap of 3.0.  The percentage of the Operators’ Shares subject to the EVA multiplier ranges from 25% at the lowest participant level up to 50% for others, including the CEO.

The Compensation Committee believes that the primary measure of Company EPS appropriately focuses all participants on overall Company performance.  The secondary EVA measure further holds senior management accountable for their capital investment decisions.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Grants of Operators’ Shares to management employees other than executive officers are determined by the CEO.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.  The sum of these cash payments made during the year is deducted from the final Operators’ Shares payment at year end.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is a three part calculation:

1.               The non-EVA adjusted portion of the Operators’ Shares award is calculated first.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant to be treated as non-EVA adjusted.  This non-EVA adjusted portion currently is 50-75% of the Operators’ Shares based on the participant’s position.

2.               The EVA adjusted portion of the Operators’ Shares award is then calculated.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant to be treated as EVA adjusted.  This result is further multiplied by the EVA multiplier, described above.  This EVA adjusted portion currently is 25-50% of the Operators’ Shares based on the participant’s position.

The sum of these two parts is the total Operators’ Shares award for the year.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

For example - CEO Operators’ Share Plan award calculation for fiscal 2009:

•                  Mr. Ettinger’s number of Operators’ Shares is 850,000

•                  The EPS was $2.53

•                  His Operators’ Shares subject to the EVA adjustment is 50%

•                  His EVA multiplier is 1.70

1.               The non-EVA adjusted portion of his Operators’ Shares bonus is:

850,000 Operators’ Shares

x 50% non-EVA portion

x $2.53 EPS

=                                                                                              $1,075,250

2.               The EVA adjusted portion of his Operators’ Shares bonus is:

850,000 Operators’ Shares

x 50% EVA portion

x $2.53 EPS

x 1.70 EVA multiplier

=                                                                                              $1,827,925

3.               Mr. Ettinger’s Operators’ Shares award for fiscal 2009 is:                                                      $2,903,175

The fiscal 2009 EVA multiplier varied for the NEOs, based upon the total Company results or their business unit results, as follows:

	% of Operators’ Shares tied to EVA	Basis for EVA Adjustment	FY 2009 EVA Multiplier
Jeffrey Ettinger	50%	Total Company	1.70
Jody Feragen	50%	Total Company	1.70
Steven Binder	50%	Refrigerated Foods	1.23
Ronald Fielding	50%	75% Grocery Products	1.47
		25% Total Company	1.67
Robert Tegt	25% + $100,000	Jennie-O Turkey Store	1.49

As indicated in the table above, the Total Company, Grocery Products, Refrigerated Foods and Jennie-O Turkey Store business units exceeded their EVA goals for fiscal 2009 resulting in multipliers of 1.67, 1.47, 1.23 and 1.49, respectively.   The EVA multiplier calculation for Mr. Ettinger and Ms. Feragen includes the impact of certain non-operating items that are not included in the calculation for other participants.  For fiscal 2008, these non-operating items decreased the multiplier for Mr. Ettinger and Ms. Feragen from .56 to ..52.  For fiscal 2009, these same non-operating items increased the multiplier for Mr. Ettinger and Ms. Feragen from 1.67 to 1.70.

To drive specific results at Jennie-O Turkey Store, the Compensation Committee approved a special bonus plan for Mr. Tegt.  Under this bonus plan, 50% of Mr. Tegt’s Operators’ Shares were paid under the normal Operator’s Share Plan.  Another 25% of Mr. Tegt’s Operators’ Shares were tied to the accomplishment of four specific objectives.  Accomplishment of each objective would result in one-quarter of the 25% (6.25%) of Mr. Tegt’s Operator’s Shares being paid under the normal Operators’ Share Plan.  The final 25% of Mr. Tegt’s Operators’ Shares were subject to the EVA multiplier of the Operators’ Share Plan.  In addition, $100,000 was added to the target Operators’ Shares value for the EVA component payment.

SEC rules provide that the Company does not have to disclose EVA targets and EVA results if doing so would result in competitive harm to the Company.  Current and historical EVA targets and EVA results are maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  EVA targets and EVA results are financial measures determined at a business unit level, which is a type of competitively sensitive information that the Company does not publicly disclose; and

•                  EVA targets and EVA results are a non-traditional financial metric and their disclosure may cause confusion.

The EVA adjusted portion of an executive’s Operators’ Shares bonus is more difficult to achieve than the remainder of the Operators’ Shares bonus because of the additional variables involved.  These variables include managing operating income, as adjusted for EVA purposes, and capital investments to the EVA goals set at the beginning of the year.

Historically, the EVA multiplier has ranged from zero for some executives to approximately 2.0 for others.  On average, executives have achieved an EVA multiplier of approximately 1.0.  The Compensation Committee expects that on average executives will continue to achieve an EVA multiplier of approximately 1.0.   Achievement of a 1.0 or higher EVA multiplier indicates that the EVA target has been met or exceeded.

The Compensation Committee reviews the Operators’ Shares holdings of each executive officer on an annual basis as part of its assessment of total compensation levels.   For this review, Operators’ Shares are valued based on the target EPS established at the beginning of the fiscal year.  As appropriate, the Committee periodically awards additional Operators’ Shares to maintain a competitive, performance-oriented compensation package.  In combination with base salary, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.

For fiscal 2010, the Compensation Committee has approved the implementation of a new annual incentive program to be used in conjunction with the Operators’ Share Plan.  In brief, the new program will replace a portion of the current Operators’ Share opportunity.  The new incentive program will consist of performance awards made under the stockholder-approved 2009 Long-Term Incentive Plan.   The Committee believes this new incentive program will further align performance pay to key drivers of the Company’s financial success.  The new incentive program is described in a Current Report on Form 8-K filed with the SEC on November 30, 2009.

Long-Term Incentives

Why Long-Term Incentives?

The Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and is considered long-term compensation.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  The stockholder-approved LTIP replaced the 2005 Long-Term Incentive Plan in fiscal 2009.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2009 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price, assuming reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  The Company’s 31 executive officers received LTIP performance awards in fiscal 2009.  In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  These factors include the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and the LTIP award as a component of competitive total compensation based on market data.

Effective with the start of fiscal year 2009, the previous discreet three-year LTIP performance cycle was transitioned to annual overlapping three-year LTIP performance cycles.  The reason for making this change was to reduce the impact, positive or negative, that a one time event could have at the end of a discreet three-year performance cycle.  Since the discreet three-year performance cycle was transitioned to annual overlapping three-year performance cycles, the value of each performance cycle was reduced to one-third of the three-year discreet performance cycle.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group consists of 22 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company	H.J. Heinz Company	Sanderson Farms, Inc.
Chiquita Brands International, Inc.	J.M. Smucker Company	Sara Lee Corporation
Conagra Foods, Inc.	Kellogg Company	Seaboard Corporation
Dean Foods Company	Kraft Foods Inc.	Seneca Foods Corporation
Del Monte Foods Company	McCormick & Company, Inc.	Smithfield Foods, Inc.
Flowers Industries, Inc.	PepsiAmericas, Inc.	Tyson Foods Inc.
General Mills, Inc.	Pilgrim’s Pride Corporation
Hershey Company	Ralcorp Holdings, Inc.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards.  The stockholder-approved LTIP replaced the expired 2000 Stock Incentive Plan in fiscal 2009.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually, effective as of the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ option grants, February 2, 2009.  This date was chosen as it is a fixed date which falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

The Company’s officers are expected to hold Company stock equivalent to 1.5 to 5 times their five year average annual base salary, depending on position.   See “Stock Ownership Guidelines” on page 5 for more information on the Company’s stock ownership guidelines.

How Awards are Determined

During 2009, 175 members of senior management received a stock option grant.  The Compensation Committee determines, with the assistance of its outside consultant, the amount of options to be granted to executive officers, including the CEO.  The

CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2009 and in past years took into consideration a number of factors.  These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

At the end of fiscal 2009, the Company’s stock price was below the exercise price of stock options granted two of the past three years.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.

The Salaried Employees Pension Plan (“Pension Plan”) provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  For this purpose, annual compensation consists of base salary and Operators’ Share Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The earliest retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $245,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

In the same way that the SERP eliminates the government-imposed limitations on the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the government-imposed limitations on the Company’s 401(k) plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, and long-term incentive payments.  The Company may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust will be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to 139 members of senior management as a vacation destination.  The taxable value, according to IRS regulations, of the use of this property is charged as taxable income to the employee.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value, according to IRS regulations, of the vehicle is charged as taxable income to the employee.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his 11 direct reports and a group of 19 additional executive officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Vice President - Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group

Campbell Soup Company

Chiquita Brands International, Inc.

ConAgra Foods, Inc.

Dean Foods Company

Del Monte Foods Company

General Mills, Inc.

H.J. Heinz Company

Hershey Company

J.M. Smucker Company

Kellogg Company

McCormick & Company, Inc.

PepsiAmericas, Inc.

Pilgrim’s Pride Corporation

Sanderson Farms, Inc.

Sara Lee Corporation

Seaboard Corporation

Seneca Foods Corporation

Smithfield Foods, Inc.

Tyson Foods, Inc.

2008/2009 Data ($ in millions) Revenues Market Capitalization	Hormel Foods $6,755 $4,959	25th Percentile $3,692 $1,564	Median $7,998 $3,680	75th Percentile $12,609 $7,909

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company.  This makes them a better match to use for compensation comparison purposes.  The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of total shareholder return.  Since total shareholder return is not dependent on company size, a broader group of companies can be included.   This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are eliminated by acquisition, bankruptcy, or similar events.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including desired changes in overall pay mix.  The consultant then works with the CEO and the Committee Chair to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations to the CEO and Chair based on each executive’s market positioning and relative internal positioning.  The CEO and Chair then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are then submitted to the Committee for review and discussion.  Based on the Committee discussion, modifications are made to the initial recommendations, as appropriate, and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2009, the Compensation Committee approved salary increases, changes to Operators’ Shares grants, LTIP award target amounts and stock option grants for the NEOs and other key executives.  Both Mr. Ettinger and Ms. Feragen are relatively new to their positions as CEO and CFO, respectively.  When an executive is relatively new to their position, it is the Committee’s practice to make meaningful increases to compensation levels over a two-to-four year period to reflect the new position and responsibilities.  Accordingly, both Mr. Ettinger and Ms. Feragen received significant increases to their base salaries and stock options for fiscal 2009.  Ms. Feragen also received a significant increase in her number of Operators’ Shares.  Notwithstanding these increases, the target total compensation opportunity for both Mr. Ettinger and Ms. Feragen is just over the 50th percentile level.  The Committee considers their positioning appropriate in light of their position tenure and will look to improve their competitive positioning over time, as warranted by experience and performance in their respective roles.

Mr. Fielding is experienced in his position.  As such the annual increase to his target total compensation opportunity was more modest.  Mr. Binder received additional responsibilities at the start of the year.  In recognition of these added duties and his performance, he received increases to both his salary and Operators’ Shares.  Mr. Tegt assumed his current position at the start of fiscal 2009.  In recognition of this new responsibility, he received increases to his salary, Operators’ Shares and stock options.  The target total compensation opportunities for each of these three executives is near the 75th percentile level.  The Compensation Committee considers this positioning appropriate in light of the experience, expertise, responsibilities and performance of these three individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of qualifying those plans as performance-based compensation under Section 162(m).  The Compensation Committee believes that compensation paid pursuant to these plans will be deductible, except for dividend equivalents paid under the Operators’ Share Plan.  Such dividends may not be deductible in full for any NEO in a given year.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for fiscal year 2009 for individuals who served as Chief Executive Officer and Chief Financial Officer and for each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey M. Ettinger	2009	956,040	-	-	2,514,212	2,903,175	915,123	56,049	7,344,599
Chairman, President	2008	912,075	-	-	2,244,292	3,526,180	318,487	56,586	7,057,620
and Chief Executive Officer	2007	815,335	-	-	1,551,794	1,765,371	560,635	67,223	4,760,358
Jody H. Feragen	2009	380,920	-	-	461,573	648,945	123,122	32,605	1,647,165
Senior Vice President and	2008	337,000	-	-	384,882	609,932	40,429	36,137	1,408,380
Chief Financial Officer	2007	261,220	-	-	224,745	290,767	56,676	29,961	863,369
Steven G. Binder	2009	318,530	-	-	420,558	592,400	381,189	41,282	1,753,959
Group Vice President
Ronald W. Fielding	2009	333,170	-	-	312,174	669,438	244,022	39,282	1,598,086
Executive Vice President	2008	319,825	-	-	970,603	1,033,993	19,689	41,701	2,385,811
	2007	289,025	-	-	638,729	425,624	126,480	30,084	1,509,942
Robert A. Tegt	2009	307,045	-	-	220,277	574,989	417,308	44,169	1,563,788
Group Vice President

(1)                                Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)                                Consists of the compensation cost recognized during each fiscal year for the option awards granted in that fiscal year and prior fiscal years, calculated in accordance with ASC 718 on the same basis used for financial reporting purposes.  Assumptions used to calculate these amounts in fiscal 2009 are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,”  and Note I, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2009.

(3)                                For fiscal 2009 and fiscal 2007, consists entirely of Operators’ Share Incentive Compensation Plan payments earned in such fiscal year, the majority of which was paid subsequent to fiscal year end.  For fiscal 2008, consists of Operators’ Share Incentive Compensation Plan payments earned in fiscal 2008, the majority of which was paid subsequent to fiscal year end, and payouts under the October 31, 2005 to October 26, 2008 LTIP performance cycle paid subsequent to fiscal year end, as shown in the table below.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Fiscal 2008 Operators’ Share Plan Payment ($)	LTIP (10/05 – 10/08) Payout ($)	Fiscal 2008 Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	1,343,680	2,182,500	3,526,180
Jody H. Feragen	276,640	333,292	609,932
Ronald W. Fielding	401,310	632,683	1,033,993

(4)                                Includes the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 27. The NEOs had no above-market or preferential earnings on deferred compensation.

(5)                                All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Director Fees ($)(b)	Company 401k Match ($)(c)	Use of Company Car ($)(d)	Financial Planning ($)(e)	Use of Company Properties ($)(f)	Air Lounge Membership ($)(g)	Physical Exams ($)(h)	Life & Health Insurance ($)(i)	Total ($)
Jeffrey M. Ettinger	2009	40,537	600	900	11,733	-	-	-	2,279	-	56,049
	2008	38,249	600	900	11,424	3,000	-	373	2,040	-	56,586
	2007	41,680	600	900	11,082	-	6,557	373	6,031	-	67,223
Jody H. Feragen	2009	16,316	600	900	11,805	-	-	298	2,686	-	32,605
	2008	14,470	600	900	7,812	3,000	4,176	298	4,881	-	36,137
	2007	13,490	100	900	7,829	-	-	400	7,242	-	29,961
Steven G. Binder	2009	13,578	-	900	11,461	-	4,467	298	8,930	1,648	41,282
Ronald W. Fielding	2009	14,104	-	900	16,286	-	-	208	6,175	1,609	39,282
	2008	13,438	-	900	14,628	3,000	2,386	-	5,836	1,513	41,701
	2007	14,471	-	900	13,828	-	-	-	-	885	30,084
Robert A. Tegt	2009	13,052	-	900	17,202	-	-	405	11,929	681	44,169

(a)                                Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)                               Consists of employee director fee payments of $100 for each Board of Directors meeting attended.

(c)                                Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(d)                               Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle, and insurance, license and maintenance costs.

(e)                                In fiscal 2008 the Company made a one time final payment of $3,000 to executives to apply against financial planning expenditures and then discontinued this perquisite.

(f)                                  Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(g)                               Consists of reimbursements paid by the Company for air travel lounge membership expenditures.  Such expenditures are allocated evenly over the term of the membership.

(h)                               Consists of costs of physical medical examinations paid by the Company.

(i)                                   Consists of Company contributions to a life insurance program.  This program is available to all other eligible employees with benefits proportional to annual compensation.

The following table describes each stock option and non-equity incentive plan award made to an NEO in fiscal 2009.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards(7)			All Other Option Awards: Number of Securities	Exercise or	Grant Date Fair Value of Stock
		Award Approval	Operators’ Shares(5)	Threshold	Target	Maximum	Underlying Options	Base Price of Option Awards	and Option Awards(8)
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
Jeffrey M.		12/2/2008	850,000		1,343,680(5)
Ettinger	2/2/2009(1)	12/2/2008					350,000	30.39	2,366,000
		12/2/2008(2)		600,000	1,200,000	3,600,000
		12/2/2008(3)		400,000	800,000	2,400,000
		7/27/2009(4)		400,000	800,000	2,400,000
Jody H.		11/24/2008	190,000		300,352(5)
Feragen	12/2/2008(1)	11/24/2008					75,000	25.26	411,000
		11/24/2008(2)		225,000	450,000	1,350,000
		11/24/2008(3)		150,000	300,000	900,000
		7/27/2009(4)		150,000	300,000	900,000
Steven G.		11/24/2008	210,000		519,792(5)
Binder	12/2/2008(1)	11/24/2008					45,000	25.26	246,600
		11/24/2008(2)		187,500	375,000	1,125,000
		11/24/2008(3)		125,000	250,000	750,000
		7/27//2009(4)		125,000	250,000	750,000
Ronald W.		11/24/2008	210,000		401,310(5)
Fielding	12/2/2008(1)	11/24/2008					55,000	25.26	301,400
		11/24/2008(2)		187,500	375,000	1,125,000
		11/24/2008(3)		125,000	250,000	750,000
		7/27/2009(4)		125,000	250,000	750,000
Robert A.		11/24/2008	150,000(6)		380,280(5)
Tegt	12/2/2008(1)	11/24/2008					40,000	25.26	219,200
		11/24/2008(2)		131,250	262,500	787,500
		11/24/2008(3)		87,500	175,000	525,000
		7/27//2009(4)		87,500	175,000	525,000

(1)                                Consists of stock options granted under the Company’s 2000 Stock Incentive Plan.  These options vest at 25% per year on the anniversary of the grant date.  See Potential Payments Upon Termination on page 28 for a discussion of how equity awards are treated under various termination scenarios.

(2)                                These awards are the first of three LTIP performance awards made in fiscal 2009 in connection with the transition from the previous discreet three-year LTIP performance cycle to annual overlapping three-year LTIP performance cycles. The performance period is October 13, 2008 through the 20th trading day after the Company’s 2nd fiscal quarter 2010 earnings release, ending June 30, 2010 at the latest. See “Long-Term Incentives” on page 17 for a description of the LTIP awards.

(3)                                These awards are the second of three LTIP performance awards made in fiscal 2009 in connection with the transition from the previous discreet three-year LTIP performance cycle to annual overlapping three-year LTIP performance cycles. The performance period is October 13, 2008 through the 20th trading day after the Company’s 2nd fiscal quarter 2011 earnings release, ending June 30, 2011 at the latest. See “Long-Term Incentives” on page 17 for a description of the LTIP awards.

(4)                                These awards are the third of three LTIP performance awards made in fiscal 2009 in connection with the transition from the previous discreet three-year LTIP performance cycle to annual overlapping three-year LTIP performance cycles. The performance period is June 8, 2009 through the 20th trading day after the Company’s 2nd fiscal quarter 2012 earnings release, ending June 30, 2012 at the latest. See “Long-Term Incentives” on page 17 for a description of the LTIP awards.

(5)                                The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2009.  The “target” column shows the estimated possible Operators’ Share payment for fiscal 2009 based on fiscal 2008 EPS of $2.08 and fiscal 2008 EVA results.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2009 EPS and EVA results are not determinable when the award is made at the beginning of fiscal 2009.  The actual Operators’ Share payment earned in fiscal 2009 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 22.  See “Operators’ Share Incentive Compensation Plan” on page 15 for a description of Operators’ Shares.

(6)                                A portion of Mr. Tegt’s Operators’ Shares were tied to the accomplishment of four specific objectives.  In addition, $100,000 was added to the target Operators’ Shares value for the EVA component payment.  The full $100,000 target opportunity is included in the estimated possible Operators’ Share payment in the “target” column.  See “Operators’ Share Incentive Compensation Plan” on page 15 for a description of Mr. Tegt’s bonus plan.

(7)                                The actual cash amounts payable under an LTIP performance award, if any, at the end of a performance period cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.  See “Long-Term Incentives” on page 17 for a description of the potential payouts for LTIP awards.

(8)                                The grant date fair value of options granted to Mr. Ettinger in fiscal 2009 is based on the Black-Scholes model valuation of $6.76 per share. The following assumptions were used in the calculation: options will be held for 8 years; dividend yield of 2.50% annually; a risk-free interest rate of 3.39%; and expected price volatility of 22%.  This value has not been reduced to reflect that these options are subject to forfeiture.  The grant date fair value of options granted to each NEO, other than Mr. Ettinger, in fiscal 2009 is based on the Black-Scholes model valuation of $5.48 per share. The following assumptions were used in the calculation: options will be held for 8 years; dividend yield of 2.50% annually; a risk-free interest rate of 3.17%; and expected price volatility of 22%.  This value has not been reduced to reflect that these options are subject to forfeiture.

The following table summarizes the total outstanding equity awards as of October 25, 2009 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR END

	OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date
Jeffrey M. Ettinger	45,000		$26.93	12/2/2013
	125,000		$30.07	12/7/2014
	187,500	62,500	$32.74	12/6/2015
	125,000	125,000	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	75,000	225,000	$40.14	12/4/2017
		350,000	$30.39	2/2/2019
Jody H. Feragen	15,000		$26.93	12/2/2013
	17,500		$30.07	12/7/2014
	15,000	5,000	$32.74	12/6/2015
	22,500	22,500	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	16,250	48,750	$40.14	12/4/2017
		75,000	$25.26	12/2/2018
Steven G. Binder	30,000		$22.35	12/2/2012
	40,000		$26.93	12/2/2013
	45,000		$30.07	12/7/2014
	33,750	11,250	$32.74	12/6/2015
	22,500	22,500	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	11,250	33,750	$40.14	12/4/2017
		45,000	$25.26	12/2/2018

Ronald W. Fielding	24,000		$19.25	1/26/2010
	28,000		$17.69	12/6/2010
	30,000		$26.09	1/17/2012
	30,000		$22.35	12/2/2012
	40,000		$26.93	12/2/2013
	45,000		$30.07	12/7/2014
	33,750	11,250	$32.74	12/6/2015
	22,500	22,500	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	13,750	41,250	$40.14	12/4/2017
		55,000	$25.26	12/2/2018
Robert A. Tegt	5,000		$26.93	12/2/2013
	4,500		$30.07	12/7/2014
	15,000	5,000	$32.74	12/6/2015
	10,000	10,000	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	5,000	15,000	$40.14	12/4/2017
		40,000	$25.26	12/2/2018

(1)                                Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in the footnotes 2 and 3 below. See Potential Payments Upon Termination on page 28 for a discussion of how equity awards are treated under various termination scenarios.

(2)                                The table below shows the vesting schedule for all unexercisable options except for the universal options described in footnote 3.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 2, 2008 option grant for Ms. Feragen vested as to 18,750 shares on December 2, 2009 and will vest as to 18,750 shares on each of December 2, 2010, December 2, 2011 and December 2, 2012.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2009	Will Vest in 2010	Will Vest in 2011	Will Vest in 2012	Will Vest in 2013
Jeffrey M. Ettinger	12/6/2005	62,500
	12/5/2006	62,500	62,500
	12/4/2007	75,000	75,000	75,000
	2/2/2009	0	87,500	87,500	87,500	87,500
Jody H. Feragen	12/6/2005	5,000
	12/5/2006	11,250	11,250
	12/4/2007	16,250	16,250	16,250
	12/2/2008	18,750	18,750	18,750	18,750
Steven G. Binder	12/6/2005	11,250
	12/5/2006	11,250	11,250
	12/4/2007	11,250	11,250	11,250
	12/2/2008	11,250	11,250	11,250	11,250
Ronald W. Fielding	12/6/2005	11,250
	12/5/2006	11,250	11,250
	12/4/2007	13,750	13,750	13,750
	12/2/2008	13,750	13,750	13,750	13,750
Robert A. Tegt	12/6/2005	5,000
	12/5/2006	5,000	5,000
	12/4/2007	5,000	5,000	5,000
	12/2/2008	10,000	10,000	10,000	10,000

(3)                                These universal stock options vest upon the earlier of (1) the Company’s stock price closing at $50 or higher for five consecutive trading days, or (2) January 8, 2012.

The following table summarizes the option awards exercised during fiscal 2009 for each of the NEOs.

OPTION EXERCISES FOR FISCAL 2009

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)

Jeffrey M. Ettinger	-	-
Jody H. Feragen	-	-
Steven G. Binder	30,000	336,300
Ronald W. Fielding	20,000	187,075
Robert A. Tegt	-	-

(1)                                Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey M. Ettinger	Pension Plan	19-11/12	252,600	0
	SERP	19-11/12	2,546,846	0
Jody H. Feragen	Pension Plan	9-1/12	135,486	0
	SERP	9-1/12	207,873	0
Steven G. Binder	Pension Plan	30-4/12	408,321	0
	SERP	30-4/12	1,015,166	0
Ronald W. Fielding(1)	Pension Plan	15-10/12	278,460	0
	SERP	15-10/12	727,715	0
Robert A. Tegt(1)	Pension Plan	36-6/12	685,377	0
	SERP	36-6/12	713,018	0

(1)                                Mr. Fielding and Mr. Tegt are eligible for early retirement under both the Pension Plan and the SERP.   Early retirement provisions of these plans are described under “Pension Plan” on page 19 and “Supplemental Executive Retirement Plan” on page 19.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note F, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2009.  The material terms of these plans are described under “Pension Plan” on page 19 and “Supplemental Executive Retirement Plan” on page 19

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 25, 2009 ($)(1)

Jeffrey M. Ettinger	1,326,474	-	501,745	-	2,620,675
Jody H. Feragen	480,432	-	106,163	-	1,470,985
Steven G. Binder	124,650	-	159,985	-	830,081
Ronald W. Fielding	383,495	-	139,585	-	3,751,392
Robert A. Tegt	-	-	31,704	-	750,983

(1)                                The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2009 Contributions and Earnings Reported as Compensation in Fiscal 2009 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 25, 2009” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
Jeffrey M. Ettinger	1,326,474	807,716
Jody H. Feragen	480,432	849,268
Steven G. Binder	124,650	497,307
Ronald W. Fielding	383,495	2,319,323
Robert A. Tegt	-	620,765

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 19.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death or disability of the executive;

•                  Retirement results in the continued vesting of options per the original vesting schedule;

•                  Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•                  Upon a change in capital structure of the Company, including a change in control of the Company, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•                  Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the NEOs, Ms. Feragen and Mr. Fielding have signed a noncompete agreement which prohibits them from working on competing products for a competitor of the Company for one year following termination of employment.

Our universal stock option award granted on January 8, 2007 includes the following provisions for vesting or forfeiture upon termination of employment:

•                  Options vest immediately upon death;

•                  Retirement results in the continued vesting of options per the original vesting schedule;  and

•                  Unvested options are forfeited immediately upon termination for any reason other than death or retirement.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•                  Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 25, 2009.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2009 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(3)	($)	($)	($)	($)(1)(2)(4)
Jeffrey M. Ettinger
Stock Options	2,295,125	2,295,125	2,295,125	2,295,125	2,295,125
LTIP award (10/08-6/10)	1,025,820	369,000	738,000	2,214,000	1,668,000
LTIP award (10/08-6/11)	427,425	153,750	307,500	922,500	1,112,000
LTIP award (6/09-6/12)	0	50,000	100,000	300,000	0
Total	3,748,370	2,867,875	3,440,625	5,731,625	5,075,125
Jody H. Feragen
Stock Options	846,600	846,600	846,600	846,600	846,600
LTIP award (10/08-6/10)	384,682	138,375	276,750	830,250	625,500
LTIP award (10/08-6/11)	160,284	57,656	115,312	345,938	417,000
LTIP award (6/09-6/12)	0	18,750	37,500	112,500	0
Total	1,391,566	1,061,381	1,276,162	2,135,288	1,889,100
Steven G. Binder
Stock Options	537,412	537,412	537,412	537,412	537,412
LTIP award (10/08-6/10)	320,569	115,312	230,625	691,875	521,250
LTIP award (10/08-6/11)	133,570	48,047	96,094	288,281	347,500
LTIP award (6/09-6/12)	0	15,625	31,250	93,750	0
Total	991,551	716,396	895,371	1,611,318	1,406,162
Ronald W. Fielding
Stock Options	647,912	647,912	647,912	647,912	647,912
LTIP award (10/08-6/10)	320,569	115,312	230,625	691,875	521,250
LTIP award (10/08-6/11)	133,570	48,047	96,094	288,281	347,500
LTIP award (6/09-6/12)	0	15,625	31,250	93,750	0
Total	1,102,051	826,896	1,005,871	1,721,818	1,516,662
Robert A. Tegt
Stock Options	459,850	459,850	459,850	459,850	459,850
LTIP award (10/08-6/10)	224,398	80,719	161,438	484,312	364,875
LTIP award (10/08-6/11)	93,499	33,633	67,266	201,797	243,250
LTIP award (6/09-6/12)	0	10,938	21,875	65,625	0
Total	777,747	585,140	710,429	1,211,584	1,067,975

(1)           Stock options are valued based on the difference between the closing price of the Company’s stock on October 23, 2009, which was the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Options with an exercise price in excess of the $36.31 closing price on October 23, 2009 have no value for this purpose.  Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(2)           Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 25, 2009.  Such awards upon death are prorated based on employment from the beginning of the performance period through October 25, 2009.

(3)           Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 25, 2009.  The actual payment would not be determined until after the performance period end date for each award.

(4)           For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 23, 2009 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 20.

RELATED PARTY TRANSACTIONS

During fiscal year 2009, employees of the Company provided administrative services to The Hormel Foundation, which beneficially owns more than five percent of the Company’s common stock.  The Foundation paid the Company $189,966 for such services, reimbursing the Company for its fully allocated cost for the employee time expended.

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related person transactions will be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2009.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met, except as described below.  Mr. Bross filed a late Form 5 report reporting the gift of Company stock made in fiscal 2008.  Due to administrative oversight, Mr. Ray filed two late Form 4 reports, one reporting the distribution of Company stock from the Company’s Executive Deferred Income Plan after Mr. Ray’s retirement as an officer of the Company, and the other reporting the liquidation of Company stock owned indirectly through the 401(k) Plan and Joint Earnings Profit Sharing Trust in connection with Mr. Ray’s retirement as an officer of the Company.

ITEM 3 – STOCKHOLDER PROPOSAL REGARDING ANIMAL WELFARE STANDARDS

Stockholder Proposal

People for the Ethical Treatment of Animals (“PETA”), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 100 shares of the Company’s common stock, as the sponsor, has notified the Company that it intends to present the following resolution at the Annual Meeting of Stockholders.  As required by the rules of the SEC, the resolution and supporting statement are reprinted here as they were submitted to the Company:

“RESOLVED, to improve the welfare of its animals and Hormel’s brand reputation, shareholders encourage the company to require all suppliers to phase out the use of cruel gestation crates for all pigs, ban electric shock devices, install cameras in all animal areas, improve training for supervisors, and implement transparent annual audits to ensure that animal welfare standards are followed.

Supporting Statement

When a PETA undercover investigation of a pig farm that breeds piglets who are raised and slaughtered for Hormel uncovered rampant cruelty to animals committed by workers and supervisors, Hormel’s brand reputation was seriously damaged.  During the three-month investigation, abuse and neglect were found to be routine, and as a result, 22 charges of livestock neglect and abuse were filed against six former employees of the Hormel supplier. Five defendants have admitted guilt, and the case against the sixth is pending.

The following are just some of the abuses documented in the investigation:

•	A supervisor shoved a cane into a sow’s vagina, struck her on the back about 17 times, and then struck another sow.

•	Pigs were beaten with metal gate rods, and lacerations were found on more than 30 sows, evidence of further abuse.

•	A worker hit a young pig in the face four times with the edge of a board, and investigators witnessed dozens of similar incidents involving 11 other workers.

•	Two men, including a supervisor, jabbed clothespins into pigs’ eyes and faces. A supervisor also poked two animals in the eyes with his fingers.

•	A supervisor kicked a young pig in the face, abdomen, and genitals to make her move, saying, “You gotta beat on the bitch. Make her cry.”

These abuses received considerable media attention; as a result, Hormel reported receiving more than 30,000 calls, e-mails and letters relating to the investigation, compared to a mere 1,500 responses to the largest-ever product promotion by Hormel. Additionally, positive or neutral coverage of Hormel on blogs dropped from 71 percent to 8 percent.

Adopting the improved animal welfare standards will help ensure that similar reputation-damaging incidents do not occur again on any farms that supply Hormel. Accordingly, we urge shareholders to support this socially and ethically responsible public policy resolution.”

Board of Directors Statement in Opposition to the Stockholder Proposal

The proposal requests that the Company require all suppliers to phase out the use of gestation crates for all pigs, ban electric shock devices, install cameras in all animal areas, improve training for supervisors and implement annual audits to ensure animal welfare standards are followed. The Company already treats animal welfare as a top priority and has implemented a number of practices to ensure animal welfare standards are followed.

All producers who supply hogs to the Company, and the employees of those producers, will be certified in the National Pork Board’s Pork Quality Assurance Plus® (PQA Plus®) program by December 31, 2009. In addition, all producers, employees of producers and individuals who transport hogs to the Company will  have Transport Quality Assurance® (TQA®) certification. These industry-leading programs encompass producer responsibilities for all aspects of animal well-being. In addition, the Company requires all pork producers who sign a contract to stipulate they participate in these programs and have an animal welfare quality assurance program in place.

As the Company’s 2008 Corporate Responsibility Report states, “We base our animal husbandry practices on the best scientific data available, new technologies and hands-on experience. The combination of these factors allows us to have a consistent, successful and measurable animal welfare program.” These practices include the manner in which hogs are processed. The Company continues to monitor science-based research and industry best practices, which continue to support both stalls (i.e., “crates”) and group pens for sows.

The Company invests in employee training to ensure that its workers are educated about the proper way to handle and move animals throughout its facilities. All personnel involved in receiving animals at processing facilities review and agree on a quarterly basis to abide by a “Personal Pledge of Conduct,” which outlines principles for animal welfare and handling. In addition to training, the Company conducts routine internal and third-party audits at its facilities designed to continuously improve animal handling procedures. The Company believes in training and supervision to hold employees accountable for compliance with animal welfare standards.

In sum, the stockholder proposal is not necessary because the Company’s practices already ensure that recognized animal welfare standards are followed.  The Board of Directors believes the Company’s stockholders will be better served by having the Company continue its efforts to employ industry best practices and stay apprised of leading research in order to make informed decisions regarding animal welfare.

Vote Required; Board Recommendation

Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the meeting.  The Board of Directors recommends that you vote AGAINST this proposal.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via The Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.ematerials.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the Internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to the Corporate Secretary, Brian D. Johnson, 1 Hormel Place, Austin, Minnesota 55912.

If your household currently receives multiple copies of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement and you wish to receive only a single copy, please contact the transfer agent with the names in which all accounts are registered and the one account for which you wish to receive mailings.  The transfer agent is Wells Fargo Bank, N.A., who may be contacted at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at 1-877-536-3559.  This will not affect dividend check mailings.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2011 Annual Meeting of Stockholders must deliver the proposal to the Company by August 18, 2010, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2011 Annual Meeting of Stockholders, the notice deadline is October 28, 2010.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2011 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON

Corporate Secretary

December 16, 2009

00069335

HORMEL FOODS CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, January 26, 2010 8:00 p.m. Central Standard Time Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, Minnesota Doors open at 6:00 p.m. Enter at South end of building. Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on January 26, 2010. See the reverse side of this notice for the Notice of Annual Meeting of Stockholders of Hormel Foods Corporation and a list of persons who will be admitted to the meeting. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report are available at www.ematerials.com/hrl If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before January 14, 2010 to facilitate timely delivery. Matters intended to be acted upon at the meeting are listed below. The Board of Directors recommends that you vote FOR Items 1 and 2, and AGAINST Item 3: 1. Elect a board of 12 directors for the ensuing year: 01 Terrell K. Crews 04 Susan I. Marvin 07 Robert C. Nakasone 10 Dakota A. Pippins 02 Jeffrey M. Ettinger 05 John L. Morrison 08 Susan K. Nestegard 11 Hugh C. Smith, M.D. 03 Jody H. Feragen 06 Elsa A. Murano, Ph.D. 09 Ronald D. Pearson 12 John G. Turner 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010. 3. Consider a stockholder proposal regarding animal welfare standards, if presented at the meeting. 4. Such other matters as may properly come before the meeting. You may immediately vote your proxy on the Internet at: www.eproxy.com/hrl • Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 25, 2010. • Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy. Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card. You may attend the meeting and vote in person if you so choose. Directions on voting will be provided at the meeting. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # ADMISSION TICKET ADDRESS BLOCK 00069600 Please detach here

HORMEL FOODS CORPORATION AUSTIN, MINNESOTA NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To the Stockholders: The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 26, 2010, at 8:00 p.m. Central standard time. The items of business are: 1. Elect a board of 12 directors for the ensuing year; 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010; 3. Consider a stockholder proposal regarding animal welfare standards, if presented at the meeting; and 4. Such other matters as may properly come before the meeting. The Board of Directors has fixed November 27, 2009, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. By Order of the Board of Directors BRIAN D. JOHNSON Corporate Secretary December 16, 2009 MEETING ADMISSION The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 26, 2010: • Stockholders of record at the close of business on November 27, 2009, and their immediate family members; • Individuals holding written proxies executed by stockholders of record at the close of business on November 27, 2009; • Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on November 27, 2009, and their immediate family members; • Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan; • Other individuals with the approval of the Corporate Secretary; and • One authorized representative of stockholders that are corporations or other entities. Additional authorized representatives may be admitted with the approval of the Corporate Secretary. To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via: Internet – Access the Internet and go to www.ematerials.com/hrl . Follow the instructions to log in and order copies. Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies. Email – Send us an email at ep@ematerials.com with “HRL Materials Request” in the subject line. The email must include: • The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice. • Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials. • If you choose email delivery you must include the email address. • If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Social Security Number or Tax ID Number in the email.

COMPANY # The Board of Directors Recommends a Vote FOR Items 1 and 2, and AGAINST Item 3. 1. Elect a 01 Terrell K. Crews 05 John L. Morrison 09 Ronald D. Pearson FOR all nominees WITHHOLD board of 12 02 Jeffrey M. Ettinger 06 Elsa A. Murano, Ph.D. 10 Dakota A. Pippins (except as AUTHORITY directors: 03 Jody H. Feragen 07 Robert C. Nakasone 11 Hugh C. Smith, M.D. marked to the (to vote for 04 Susan I. Marvin 08 Susan K. Nestegard 12 John G. Turner contrary below) all nominees) (Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.) 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010. For Against Abstain 3. Consider a stockholder proposal regarding animal welfare standards, if presented at the meeting. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR ITEM 2 AND AGAINST ITEM 3. Address Change? Mark Box Indicate changes below: Dated Signature(s) in Box Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. ADDRESS BLOCK HORMEL FOODS CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, January 26, 2010 8:00 p.m. Central Standard Time Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, Minnesota Doors open at 6:00 p.m. Enter at South end of building. ADMISSION TICKET TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 00069598 Please detach here

HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Jeffrey M. Ettinger, Jody H. Feragen, Brian D. Johnson or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 27, 2009, at the Annual Meeting of Stockholders to be held on January 26, 2010, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Hormel Foods stock was held for your account on November 27, 2009. Please refer to the explanation above. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE MAIL www.eproxy.com/hrl 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CT) on vote your proxy until 12:00 p.m. postage-paid envelope provided. January 25, 2010. (CT) on January 25, 2010. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card. SHARES COVERED BY THIS PROXY CARD ARE LISTED OPPOSITE THE CODES WHICH ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for the shares listed opposite code COMM if you are a shareholder of record and direct the proxy as to how to vote. COMM – Shares held in your record account for which you are designating and directing a proxy. Your signature will also serve as a voting direction to the trustee if you are in an employee plan (ESPP, JEPST, 401K-A, 401K-B or JRSP), for any shares listed opposite the following codes: ESPP Shares held in your account in the Employee Stock Purchase Plan. By signing this proxy, you direct Wells Fargo Bank, N.A. to vote those shares, in person or by proxy, as designated herein. JEPST Shares held in your account in the Hormel Foods Corporation Joint Earnings Profit Sharing Trust. By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein. 401K-A Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan A (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein. 401K-B Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan B (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein. JRSP Shares held in your account in the Jennie-O Turkey Store Retirement Savings Plan (401K). By signing this proxy, you direct Orchard Trust Company, LLC to vote those shares, in person or by proxy, as designated herein. If you would like to access the proxy materials electronically next year, go to the following internet address: www.ematerials.com/hrl